Exhibit 23.3

March 8, 2023

Bitdeer Technologies Group (the “Company”)
08 Kallang Avenue

Aperia tower 1, #09-03/04

Singapore 339509

Telephone: +65 62828220

Re: Consent of Frost & Sullivan

Ladies and Gentlemen,

We, Frost & Sullivan Limited, understand that Bitdeer Technologies Group, an exempted company limited by shares incorporated under the laws of the Cayman Islands plans to file a registration statement on Form F-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with the proposed business combination among the Company, Blue Safari Group Acquisition Corp. and other parties (the “Proposed Business Combination”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) in institutional and retail roadshows and other activities in connection with the Proposed Business Combination, (v) on the websites of the Company and its subsidiaries and affiliates, and (vi) in other publicity materials in connection with the Proposed Business Combination.

We further hereby consent to the filing of this consent letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Frost & Sullivan Limited

/s/ Tse Tsz Wing
Name: Tse Tsz Wing
Title: Consulting Director